QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 30, 2001.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSC.SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2239450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 MacArthur Place, Santa Ana, California 92707; Telephone (714) 540-8900
(Address of principal executive offices)

MSC.Software Corporation 2001 Stock Option Plan
(Full title of the plan)

Louis A. Greco
MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707
Telephone: (714) 540-8900
(Name, address, and telephone number, including area code, of agent for service)

COPY TO
Richard A. Boehmer, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899
Telephone: (213) 430-6643
Fax: (213) 430-6407

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.001 par value	2,000,000 shares(1)	$19.94(2)	$39,880,000(2)	$9,970(2)

(1)
This Registration Statement covers, in addition to the number of shares of Common Stock stated above and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminable number of shares interest in the MSC.Software Corporation 2001 Stock Option Plan (the "Plan") which by reason of certain events specified in the Plan may become subject to the Plan.

(2)
Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 27, 2001, as reported on the New York Stock Exchange.

    The Exhibit Index for this Registration Statement is at page 5.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

    The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to optionees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

    The following documents of MSC.Software Corporation (the "Company") filed with the Commission are incorporated herein by reference:

      (a) the Company's Annual Report on Form 10-K for the year ending December 31, 2000 (registration number 1-8722), as amended by Form 10-K/A filed July 26, 2001;

      (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

      (c) the Company's Current Reports on Form 8-K, event dates May 2, 2001, June 15, 2001 and July 20, 2001; and

      (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 22, 1996 and any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

    The Company's Common Stock, par value $0.001 (the "Common Stock"), is registered pursuant to Section 12 of the Exchange Act. Therefore, the description of the securities is omitted.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Delaware law provides for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reason to believe the conduct was unlawful.

    The Company has adopted provisions in its Bylaws which limit the liability of its directors and officers to the fullest extent permitted by Delaware law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement and amounts expended in seeking indemnification granted for such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Company may also advance expenses (including attorneys' fees) to its directors and officers relating to such claims. The Company has purchased and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits

    See the attached Exhibit Index at page 5.

Item 9. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on August 28, 2001.

MSC.SOFTWARE CORPORATION
By:	/s/ LOUIS A. GRECO Louis A. Greco Chief Financial Officer and Secretary

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Frank S. Perna, Jr. and Louis A. Greco, and each one of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below and on August 28, 2001.

Signature	Title

/s/ FRANK S. PERNA, JR. Frank S. Perna, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ LOUIS A. GRECO Louis A. Greco	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ LARRY S. BARELS Larry S. Barels	Director
Donald Glickman	Director
William F. Grun	Director
/s/ GEORGE N. RIORDAN George N. Riordan	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	MSC.Software Corporation 2001 Stock Option Plan(1)
5.1	Opinion of O'Melveny & Myers LLP (opinion regarding legality)
23.1	Consent of Ernst & Young LLP (independent accountants)
23.2	Consent of KPMG LLP (independent accountants)
23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in this Registration Statement on page 4)

(1)
Previously filed and incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on June 15, 2001 (File No. 001-08722).

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX